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                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 1st day of September, 2007 (the "Effective Date"), by and between ARCADIA PRODUCTS, INC., a Delaware corporation (the "Stockholder"), and AEROCARE HOLDINGS, INC., a Delaware corporation (the "Buyer") (each a "Party" or collectively the "Parties").

                                    RECITALS:

     A. The Stockholder is the record and beneficial owner of an aggregate of one thousand (1,000) shares (the "Shares") of the common stock, $1.00 par value per share, of BEACON RESPIRATORY SERVICES, INC., a Delaware corporation (the "Corporation"), constituting all of the issued and outstanding shares of capital stock of the Corporation as of the date of this Agreement.

     B. The Corporation is based in the State of Florida and is engaged in the business of durable medical equipment and respiratory therapy (collectively, the "Business").

     C. Stockholder desires to sell to Buyer, and Buyer desires to purchase from Stockholder, all of the Shares, upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Parties hereto agree as follows:

     1. Incorporation of Recitals. The Recitals made above are incorporated into and made part of this Agreement by this reference thereto.

     2. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, Stockholder hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from Stockholder, all of the Shares. Stockholder hereby delivers to Buyer certificates evidencing the Shares duly endorsed to Buyer.

     3. Purchase Price; Method of Payment; Contingent Cash Consideration; Reductions to Cash Consideration; Cash of the Corporation; Accounts Receivable of the Corporation; Accounts Payable of the Corporation; Clawback Obligation; Allocation of Purchase Price; Bi-Weekly Reconciliation.

          a. Purchase Price; Method of Payment. The total consideration from Buyer to Stockholder in exchange for the Shares is: (I) Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) in cash (the "Cash Consideration"), less the aggregate amounts set forth in Section 3.c

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hereof, plus (II) Seven Hundred Fifty Thousand Dollars ($750,000) in cash, subject to offsets and reductions as set forth in Section 3.b hereof (the "Contingent Cash Consideration") (the Cash Consideration and Contingent Cash Consideration are collectively referred to herein as the "Purchase Price"). The Cash Consideration, less the aggregate amounts set forth in Section 3.c hereof, will be paid by Buyer to Stockholder on the Closing Date (or on the next banking day following the Closing Date if all documents contemplated to be executed at Closing were fully executed after 12:01 p.m., E.D.T., on the Closing Date) by wired funds to Stockholder's account number as set forth on the Schedule of Wire Instructions attached hereto as EXHIBIT 3-A. The Contingent Cash Consideration shall be payable pursuant to the terms of Section 3.b hereof.

          b. Contingent Cash Consideration. The Contingent Cash Consideration shall be held back by Buyer without interest, during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date (the "Hold Back Period"), to secure all of the obligations of Stockholder to Buyer hereunder, including but not limited to all of the obligations of Stockholder to Buyer set forth in: (A) Section 3.e hereof entitled Accounts Receivable of the Corporation; (B) Section 3.f hereof entitled Accounts Payable of the Corporation; (C) Section 3.g hereby entitled Clawback Obligation; (D) Section 4 hereof entitled Right of Offset Against the Contingent Cash Consideration; and
(E) Section 13 hereof entitled Indemnification; Remedies.

               i. Offset and Reduction of Contingent Cash Consideration in the Event of Default. In the event Stockholder fails to meet any of its obligations to Buyer under this Agreement or otherwise is in default of any provision of this Agreement (each such failure is sometimes herein referred to as a "default" or an "event of default"), Buyer shall give written notice of the alleged default to Stockholder. Upon the passage of not less than thirty (30) days from receipt of said notice of alleged default from Buyer (unless during such thirty
(30) day period, Buyer shall have received notice from Stockholder that Stockholder has elected to defend the dispute pertaining to an event of default involving a debt or liability), the Buyer may at any time thereafter wholly or partially make offset against and thereby reduce the amount of Contingent Cash Consideration payable to Stockholder hereunder. Notwithstanding the foregoing, in the case of a "Dispute" (as defined in Section 13 of this Agreement), the provisions of Section 13 of this Agreement applicable to a "Dispute" shall govern, and no offset and reduction against the Contingent Cash Consideration shall occur until the applicable "Dispute" is resolved in accordance with the provisions of Section 13 hereof.

               ii. Partial Release and Final Release; Effect of Release of Contingent Cash Consideration. One half (1/2) of the Contingent Cash Consideration, less any amounts previously offset and reduced by Buyer pursuant to this Agreement and less an amount equal to five percent (5%) of such adjusted Contingent Cash Consideration payable by Stockholder to Steven Richards & Associates, Inc. (which amount the Stockholder authorizes the Buyer to pay directly to Steven Richards & Associates, Inc. by wire transfer), shall be released to Stockholder on or before that date which is six (6) months after the Closing Date (the "Partial Release Date"), and the remaining Contingent Cash Consideration not released to Stockholder on the Partial Release Date, less any amounts previously offset and reduced by Buyer pursuant to this Agreement and less an amount equal to five percent (5%) of such adjusted Contingent Cash Consideration payable by Stockholder to Steven Richards & Associates, Inc. (which amount the Stockholder authorizes the Buyer to pay directly to Steven Richards & Associates, Inc. by wire transfer), shall be released to


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Stockholder on or before that date which is twelve (12) months after the Closing
Date (the "Final Release Date"), provided, however, that notwithstanding anything contained in this Agreement to the contrary, the right of Buyer to make offset against and reduce the Contingent Cash Consideration shall extend past the Partial Release Date and/or Final Release Date in the event: (i) a claim is in dispute at the time of the Partial Release Date and/or Final Release Date and, in such instance, the Buyer's right to make offset against and reduce the Contingent Cash Consideration shall not terminate until after the settlement of such claim or claims; or (ii) the Contingent Cash Consideration to be reduced pursuant to Section 4 of this Agreement has not been finally determined and, in such instance, the Buyer's right to make offset against and reduce the Contingent Cash Consideration shall not terminate until such time as all calculations required by Section 4 hereof have been finally determined and all reductions of the Contingent Cash Consideration required by Section 4 hereof (if any) have been made. In the event the right of offset is extended past the Partial Release Date and/or Final Release Date because a claim is in dispute, Contingent Cash Consideration having a value equal to that amount which is 130% of the amount of the claim asserted by Buyer shall continue to be held back by Buyer past the Partial Release Date and/or Final Release Date until such claim is resolved.

               c. Reductions to Cash Consideration. The Cash Consideration to be delivered at Closing shall be reduced, dollar for dollar, by (1) Two Hundred Eighty Seven Thousand Five Hundred Dollars ($287,500.00), representing the amount owed by Stockholder to Steven Richards & Associates, Inc. on the Closing Date (the "SRA Commission Obligation") (the SRA Commission Obligation to be paid on the Closing Date does not include any commission payable by Stockholder to Steven Richards & Associates, Inc. pursuant to Section 3.b.ii hereof upon the payment and release of any portion of the Contingent Cash Consideration to Stockholder, and does not include any other commission payable by Stockholder to Steven Richards & Associates, Inc. after the Closing Date); and (2) the aggregate amount of Eight Hundred Sixty Three Thousand One Hundred Sixty Seven and 59/100 Dollars ($863,167.59), which amount Stockholder represents and warrants is sufficient to satisfy in full the following liabilities of the Corporation and reduce the Corporation's "Existing Obligations" (as defined in Section 6.d hereof) to Zero Dollars ($-0-):

               (A) $115,330.08, representing the amount owed by the Corporation to Invacare through the Effective Date;

               (B) $173,389.03, representing the amount owed by the Corporation to VGM Financial Services through the Effective Date (Buyer has elected to have the Corporation maintain this liability of the Corporation after the Closing Date and have the Corporation continue to make any payments required);

               (C) $120,316.01, representing the amount owed by the Corporation to Banc of Amer Leasing through the Effective Date;

               (D) $37,896.50, representing the amount owed by the Corporation to Greater Bay Capital through the Effective Date;

               (E) $23,705.86, representing the amount owed by the Corporation to Key Equipment through the Effective Date;


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               (F) $111,687.62, representing the amount owed by the Corporation to US Express Leasing through the Effective Date;

               (G) $135,701.12, representing the amount owed by the Corporation to Airsep through the Effective Date; and

               (H) $145,141.37, representing the amount owed by the Corporation to GMAC through the Effective Date (Buyer has elected to have the Corporation maintain this liability of the Corporation after the Closing Date and have the Corporation continue to make any payments required).

The liabilities of the Corporation set forth in subsection (A) above and in subsections (C) through (G) above shall be paid to the respective creditors set forth above by wired funds on the Closing Date (or on the next banking day following the Closing Date if all documents contemplated to be executed at Closing were fully executed after 12:01 p.m., E.D.T. on the Closing Date).

Not later than that date which is ten (10) days from the Closing Date, Stockholder shall cause to be obtained from the following secured parties, and filed with the Secretary of State of Delaware, Form UCC-3 Termination Statements terminating the following Form UCC-1 Financing Statements: (1) Form UCC-1 Financing Statement, filed on January 31, 2003, listing US Bank as Custodian or Trustee as Secured Party and DVI Strategic Partner Group, a Division of DVI Financial Services Inc. as Additional Secured Party; and (2) Form UCC-1 Financing Statement, filed on February 2, 2007, listing Greater Bay Bank, N.A. as Secured Party.

          d. Cash of the Corporation. Stockholder is entitled to the cash and cash balances of the Corporation pertaining to the operation of the Business through August 31, 2007 (the "Excluded Cash"), and Buyer is entitled to the cash and cash balances of the Corporation pertaining to the operation of the Business after August 31, 2007. In the event the Excluded Cash has not been reduced to Zero Dollars ($-0-) as of the Closing Date, the Buyer agrees to remit to Stockholder the remaining portion of the Excluded Cash. In the event the Excluded Cash is a negative amount for any reason (e.g., overdrafts, outstanding checks which have not cleared, etc.), the Stockholder shall immediately make payment to Buyer in such amount as will bring the negative balance back to Zero Dollars ($-0-).

          e. Accounts Receivable of the Corporation. Stockholder is entitled to all revenues and proceeds generated by accounts receivable of the Corporation pertaining to the operation of the Business through August 16, 2007 (or through August 31, 2007 with respect to sales of the Business) (the "Excluded Accounts Receivable"), including all revenues and proceeds generated by accounts receivable of the Business representing billings for sales up to but not after August 31, 2007, billings pertaining to rental patients up to but not after August 16, 2007, and billings pertaining to new rental setups up to but not after August 16, 2007 (collectively, the "Excluded Accounts Receivable Proceeds"). Buyer, through the Corporation, is entitled to all revenues and proceeds generated by accounts receivable of the Corporation pertaining to the operation of the Business after August 16, 2007 (or after August 31, 2007 with respect to sales of the Business), including all revenues and proceeds generated by accounts receivable of the Business


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representing billings for sales of the Business after August 31, 2007, billings pertaining to rental patients after August 16, 2007, and billings pertaining to new rental setups after August 16, 2007 (collectively, the "Included Accounts Receivable Proceeds"). Notwithstanding anything herein to the contrary, in no event shall any of the Included Accounts Receivable Proceeds be regarded as Excluded Cash, regardless of when such Included Accounts Receivable Proceeds are paid or received, and, at the Closing, Stockholder shall insure that any Included Accounts Receivable Proceeds received through the Closing Date are preserved and maintained in the Corporation for the Corporation's use and benefit after the Closing Date. Buyer's sole obligation with respect to the Excluded Accounts Receivable Proceeds shall be to remit any Excluded Accounts Receivable Proceeds to Stockholder promptly upon receipt in the form of such receivable with any necessary endorsement. Buyer shall have no obligation whatsoever to collect any unpaid Excluded Accounts Receivable, nor shall the Stockholder undertake any action in connection with any unpaid Excluded Accounts Receivable that interferes with the conduct of Corporation's business on and after the Closing Date or which adversely affects the relationship of the Corporation with any patients of the Corporation on and after the Closing Date, and Stockholder agrees to use consistent guidelines, collection approaches and collection procedures, which are no more aggressive than the Corporation and Stockholder have used in the past, relating to the collection of the Excluded Accounts Receivable. Notwithstanding anything contained in this Agreement to the contrary, any Medicare refunds or recoupments on any Excluded Accounts Receivable generated or created prior to the Effective Date shall be the responsibility of Stockholder and its ultimate parent corporation, Arcadia Resources, Inc., a Nevada corporation, and their successors and assigns. For an indefinite period following the Closing Date, Stockholder indemnifies and holds the Corporation and Buyer harmless from and against any and all such Medicare refunds or recoupments and from any other liabilities, obligations or claims of any kind pertaining to the Excluded Accounts Receivable and Excluded Accounts Receivable Proceeds, and any business activity related thereto, and authorizes Buyer to make offset against the Contingent Cash Consideration in the event Buyer has a claim against Stockholder pursuant to this indemnification. The Buyer acknowledges that the Corporation was unable to bill some of its sales prior to September 1, 2007, was unable to bill some of its rental patients prior to August 17, 2007, and was unable to generate a bill pertaining to some of its new rental setups prior to August 17, 2007, for the reason that the Corporation had provider number applications pending on such sales and rentals and, therefore, was unable to obtain certificates of medical necessity necessary for billing. The Buyer agrees to reasonably assist Stockholder and Arcadia Resources, Inc. after the Closing Date in obtaining the required certificates of medical necessity, upon approval of the applicable provider number applications of the Corporation, so that Stockholder and Arcadia Resources, Inc. can generate bills on such unbilled accounts post-closing. The Buyer agrees that all such bills shall be submitted to the payor in the name of the Corporation as the supplier of service, using the applicable provider/supplier and tax identification numbers.

          f. Accounts Payable of the Corporation. Stockholder hereby agrees, and Arcadia Resources, Inc. in its Guaranty Agreement shall be required to agree, that: (A) Stockholder and Arcadia Resources, Inc. shall be and hereby are jointly and severally liable for all of the accounts payable obligations of the Corporation (whether due and owing, not yet due and owing, billed or unbilled, accrued or not accrued or contingent or not contingent), pertaining to the operation of the Business through August 31, 2007, including but not limited to all of the accounts payable listed on the Schedule of Accounts Payable Data attached hereto as EXHIBIT 6-R, which Stockholder represents and warrants is an accurate and complete list of all of such accounts payable


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through the close of business on August 31, 2007 (collectively, the
"Pre-Existing Accounts Payable Obligations") and that EXHIBIT 6-R includes all of the accrued payroll of the Corporation through August 31, 2007 and all of the accrued vacation obligations of the Corporation through August 31, 2007; and (B) Stockholder and Arcadia Resources, Inc. shall cause the Pre-Existing Accounts Payable Obligations to be paid when due and shall satisfy all of such Pre-Existing Accounts Payable Obligations no later than by that date which is sixty (60) days from the Closing Date, as to Pre-Existing Accounts Payable Obligations listed on EXHIBIT 6-R, and by that date which is ninety (90) days from the Closing Date, as to Pre-Existing Accounts Payable Obligations not listed on EXHIBIT 6-R (that date which is ninety (90) days from the Closing Date is herein referred to as the "Final Date for A/P Payments"), provided, however, that any portion of the Pre-Existing Accounts Payable Obligations consisting of accrued payroll obligations through August 31, 2007, shall be paid in full by Stockholder or Stockholder's ultimate parent corporation, Arcadia Resources, Inc., on or before September 7, 2007, and any portion of the Pre-Existing Accounts Payable Obligations consisting of accrued vacation obligations through August 31, 2007, shall be paid in full by Stockholder or Stockholder's ultimate parent corporation, Arcadia Resources, Inc. on or before September 21, 2007, such that all of the employees of the Corporation as of September 1, 2007 will have no accrued payroll owing to any of them by the Corporation for periods before such date nor will have any accrued vacation owing to them by the Corporation for periods before such date. In the event Stockholder and Arcadia Resources, Inc. fail to pay in full all Pre-Existing Accounts Payable Obligations by the Final Date for A/P Payments, Buyer shall have the right in the exercise of its sole discretion, but not the obligation, to pay any of the Pre-Existing Accounts Payable Obligations on behalf of Stockholder and Arcadia Resources, Inc. and make offset against the applicable portion of any accounts receivable proceeds to be delivered by Buyer to Stockholder pursuant to Section 3.e hereof and/or make offset against the applicable portion of any Contingent Cash Consideration to be delivered by Buyer to Stockholder pursuant to Section 3.b hereof. In the event of such non-payment by Stockholder and/or Arcadia Resources, Inc. of all of the Pre-Existing Accounts Payable Obligations by the Final Date of A/P Payments, Buyer shall also have all other remedies set forth in this Agreement or under applicable law.

          g. Clawback Obligation. The Buyer and Stockholder agree that the Purchase Price was established based on the assumption that no legislation, law, or act would be made, become effective or be in effect in either calendar year 2008 or calendar year 2009 which would reduce the existing 36 month cap on Medicare rental oxygen reimbursements to 24 months or a lower number of months. The following provisions shall apply in the event any such legislation, law or act reducing such reimbursements is made, becomes effective or is in effect (the term "Effective", for the purposes of this Agreement, shall mean that any such legislation, law or act reducing such reimbursements is made or has been made, is effective or has become effective or is in effect at any time during the applicable calendar year).

               i. Legislation, Law or Act Effective in Calendar Year 2008. In the event any legislation, law or act of any kind is Effective during calendar year 2008 which reduces the 36 month cap on Medicare rental oxygen reimbursements to 24 months or a lower number of months, the Purchase Price for all purposes of this Agreement shall be retroactively reduced as follows and Stockholder shall make a cash payment to Buyer in the amount of such reduction as follows: (A) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to 18 months or a lower number of months, the applicable Purchase Price shall be retroactively reduced by


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$1,000,000, and Stockholder shall pay over to Buyer cash in the amount of
$1,000,000 within thirty (30) days after receipt of written demand from Buyer;
(B) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to 24 months, the applicable Purchase Price shall be retroactively reduced by $500,000, and Stockholder shall pay over to Buyer cash in the amount of $500,000 within thirty (30) days after receipt of written demand from Buyer; and (C) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to a level above 18 months but below 24 months, the applicable Purchase Price shall be retroactively reduced as follows:
(i) by $583,333 if the cap is reduced to 23 months, (ii) by $666,667 if the cap is reduced to 22 months, (iii) by $750,000 if the cap is reduced to 21 months,
(iv) by $833,333 if the cap is reduced to 20 months, and (v) by $916,667 if the cap is reduced to 19 months, and Stockholder shall pay over to Buyer cash in the applicable amount within thirty (30) days after receipt of written demand from Buyer.

               ii. Legislation, Law or Act Effective in Calendar Year 2009. In the event any legislation, law or act of any kind is Effective during calendar year 2009 which reduces the 36 month cap on Medicare rental oxygen reimbursements to 24 months or a lower number of months, the Purchase Price for all purposes of this Agreement shall be retroactively reduced as follows and Stockholder shall make a cash payment to Buyer in the amount of such reduction as follows: (A) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to 18 months or a lower number of months, the applicable Purchase Price shall be retroactively reduced by $500,000, and Stockholder shall pay over to Buyer cash in the amount of $500,000 within thirty
(30) days after receipt of written demand from Buyer; (B) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to 24 months, the applicable Purchase Price shall be retroactively reduced by $250,000, and Stockholder shall pay over to Buyer cash in the amount of $250,000 within thirty (30) days after receipt of written demand from Buyer; and (C) if such legislation, law or act reduces the cap on Medicare rental oxygen reimbursements to a level above 18 months but below 24 months, the applicable Purchase Price shall be retroactively reduced as follows: (i) by $291,667 if the cap is reduced to 23 months, (ii) by $333,333 if the cap is reduced to 22 months, (iii) by $375,000 if the cap is reduced to 21 months, (iv) by $416,667 if the cap is reduced to 20 months, and (v) by $458,333 if the cap is reduced to 19 months, and Stockholder shall pay over to Buyer cash in the applicable amount within thirty (30) days after receipt of written demand from Buyer. The terms of this Section 3.g.ii shall not apply if Stockholder is obligated to make a payment to Buyer pursuant to Section 3.g.i for the reason that legislation, law or act was Effective during calendar year 2008 which reduced the 36 month cap on Medicare rental oxygen reimbursements to 24 months or a lower number of months.

               iii. Additional Terms Regarding Payment of the Clawback Obligation. The obligation of Stockholder to make any payment to Buyer pursuant to subsections (i) or (ii) of this Section 3.g is herein sometimes referred to as the "Clawback Obligation". In the event Stockholder fails to make any payment of a Clawback Obligation to Buyer when due, Buyer shall have the right to make offset against any Contingent Cash Consideration which remains unpaid and still owing at the time of such failure. Furthermore, Arcadia Resources, Inc. shall, in its Guaranty Agreement required to be delivered at Closing, specifically guaranty payment by Stockholder to Buyer of the Clawback Obligation. In the event the Clawback Obligation is not paid when due, the Clawback Obligation shall incur interest at the maximum rate permitted by the laws of the State of Florida, and Buyer shall be entitled to recover the costs, charges and expenses incurred by Buyer


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in any legal action or proceeding intended to collect payment of the Clawback
Obligation, including but not limited to, reasonable trial, appellate and bankruptcy attorneys' fees.

          h. Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of the Corporation as set forth on EXHIBIT 3-H, which allocation shall be jointly prepared and agreed to by Buyer and Stockholder and attached to this Agreement no later than by September 30, 2007. It is agreed that the allocations under this Section will be binding on all parties for Federal, state, local and other tax purposes in connection with this sale, and will be consistently reflected by each Party on its tax returns. The Parties shall execute and attach hereto as EXHIBIT 3-H, not later than by September 30, 2007, any forms required by Section 338(h)(10) of the Internal Revenue Code, as amended, on the subject of the allocation of the Purchase Price among the assets of the Corporation, and Buyer shall allocate the Purchase Price among the assets of the Corporation in accordance with such forms.

          i. Bi-Weekly Reconciliation. Commencing on September 21, 2007, and bi-weekly thereafter or on such other periodic basis as the parties hereto shall agree, and for so long as is reasonably necessary to accomplish the objectives set forth in this subsection, a representative of the Buyer and representative of the Stockholder shall meet on such basis as they shall decide (whether in person, telephonically or electronically via e-mail) in an effort to reconcile the various obligations of the parties under this Agreement, including without limitation, the allocation of cash in the Corporation, the distribution of proceeds from accounts receivable, the status of payoffs of accounts payable, the settlement and proper allocation of pre-Closing and post-Closing expenses (such as rent and similar expenses), including expenses paid by one party which should properly be allocated to the other party, adjustments for the underpayment of any liabilities which should have been paid in full at Closing, etc. Such representatives may establish whatever procedures and worksheets for such reconciliation as they may reasonably determine.

     4. Right of Offset Against the Contingent Cash Consideration. In the event that: (i) the Corporation has any debts or liabilities of any kind as of the Effective Date, other than the debts and liabilities of the Corporation described on, and not in excess of the dollar amounts listed on, the Schedule of Liabilities attached hereto as EXHIBIT 6-D (the "Liabilities Deficiency"), or
(ii) the Corporation has, since June 30, 2007, made expenditures or incurred obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any payment or distribution to Stockholder or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets, except in the ordinary course of business; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business (the "Subsequent Event Deficiency"), or (iii) any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) (the "Obligations"), other than those subject to subsections (i) and (ii) of this Section 4, become known, are uncovered or arise after the Effective Date, which Obligations pertain to any actions, omissions, debts, liabilities or obligations of the Corporation or Stockholder, created or arising on or before the Effective Date (said Obligations are hereinafter referred to as the "Contingent Liability") (a Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability is sometimes herein referred to as a "Claim"); then, and in any of such events, Buyer shall


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have the right, during the Hold Back Period (or after the Hold Back Period if permitted under Section 3.b.ii hereof), to make offset against the Contingent Cash Consideration in accordance with the terms and conditions of Section 3.b hereof, in amounts from time to time equal to any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the twelve (12) month period after the Closing Date (subject, however, in the event of a "Dispute", to the provisions of Section 13 hereof applicable to a "Dispute"). During the twelve (12) month period following the Closing Date, in the event Buyer makes written request to Stockholder hereunder for Stockholder to pay any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability, and Stockholder fails to make the requested payment within thirty (30) days from the date of such written request (said thirty (30) day period hereinafter referred to as the "Notice Period"), Buyer shall have the right to make offset against and reduce the Contingent Cash Consideration, in accordance with the terms and conditions of Section 3.b hereof, in amounts from time to time equal to the amount of any Liabilities Deficiency, Subsequent Event Deficiency or Contingent Liability which becomes known, is uncovered or arises during the twelve (12) month period following the Closing Date (subject, however, in the case of a "Dispute", to the provisions of Section 13 hereof applicable to a "Dispute"), and Stockholder agrees to allow Buyer to make offset against and reduce the Contingent Cash Consideration as provided in this Agreement. Except as provided in Section 3.b.ii hereof, Buyer's right of offset against the Contingent Cash Consideration shall terminate on that date which is twelve (12) months from the Closing Date; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the rights of offset shall extend past the Partial Release Date and/or Final Release Date (the "Applicable Release Date") in the event a Claim is in dispute at the time of the Applicable Release Date and, in such instance, the right of offset shall not terminate until after the settlement of such Claim or Claims. In the event the right of offset is extended past the Applicable Release Date because a Claim is in dispute, that amount of Contingent Cash Consideration equal to the amount of such claim, plus a reserve equal to 30% of the amount of such Claim, shall continue to be held back by Buyer past the Applicable Release Date until such Claim is resolved, with the remaining Contingent Cash Consideration released to Buyer within fifteen (15) days after the Applicable Release Date. Subject to Section 13 hereof, Buyer shall be entitled to reimbursement from Stockholder of the amount of any reasonable legal fees and expenses (including court costs and the costs of appeal) incurred by Buyer to enforce the collection of amounts owed Buyer by Stockholder hereunder, provided Buyer is the prevailing party in any such collection action; however, if Stockholder is the prevailing party in any such collection action, Stockholder shall be entitled to reimbursement from Buyer of the amount of any reasonable legal fees and expenses (including court costs and the costs of appeal) incurred by Stockholder to defend itself in such collection action.

     5. Effective Date; Closing Date. The effective date for the transactions contemplated under this Agreement will be 12:01 a.m. on September 1, 2007 (the "Effective Date"); however, subject to the terms of this Agreement, the actual closing of the transactions contemplated under this Agreement shall occur no later than September 10, 2007, unless extended by written agreement of the Parties. The date upon which such Closing shall occur is hereinafter referred to as the "Closing" or "Closing Date." Closing shall take place at such place or in such a manner as may be agreed upon by the Parties.

     6. Representations and Warranties by Stockholder. Stockholder represents and warrants to Buyer that each of the following representations and warranties is true and correct as of the

Effective Date and again as of the Closing Date, and is made with the full understanding that such representations and warranties constitute material inducement to Buyer to enter into the transactions contemplated hereby:

          a. Organization of Corporation; Qualification; Power and Authority. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as presently conducted, and the Corporation is registered or qualified to do business in the State of Florida and in all other jurisdictions where the nature of the Corporation's business requires such registration or qualification, except where failure to be so qualified would not have a material adverse affect on the Business or on the Corporation's business, assets, results of operations, prospects or condition (financial or otherwise). The Corporation is not in default under any provisions of its Articles of Incorporation, as amended, or its By-laws, as amended. The Corporation has no subsidiaries and has no direct or indirect equity interest in any other firm, corporation or business enterprise. A complete listing of the Officers and Directors of the Corporation is attached hereto as EXHIBIT 6-A.

          b. Capitalization and Long Term Indebtedness.

               i. The Corporation is authorized by its Articles of Incorporation to issue one thousand (1,000) shares of common stock, $1.00 par value per share, of which all one thousand (1,000) shares are duly and validly issued and outstanding, fully paid, and nonassessable. There are no shares of any other class of stock authorized, issued or outstanding nor are any unissued shares committed to any party by the Corporation. The Corporation has not authorized or established any stock appreciation, phantom stock, profit participation or similar rights or plans with respect to the Corporation. The Corporation has not authorized or issued any class of preferred stock or any other class of common capital stock, and has no authority to issue any other capital stock, preferred stock or other securities.

               ii. The Corporation is not in any default or violation of any provision of its outstanding long term or short-term indebtedness.

               iii. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts, commitments or agreements of any character relating to the issuance of the Corporation's capital stock or other securities.

               iv. All FICA and Federal and state withholding tax deposits have been timely and fully reported and paid.

               v. Except as set forth in EXHIBIT 6-B, there are no outstanding or unpaid loans or other obligations to or from stockholders, directors or officers or, except for compensation paid by the Corporation to employees in the ordinary course of business, to or from employees of the Corporation.

               vi. Except as set forth in EXHIBIT 6-B, the Corporation has not made any payments, dividends or other distributions to Stockholder or any other affiliate between May 31, 2007 and the Closing Date.

          c. Financial Statements. Stockholder has furnished Buyer with balance sheets of the Corporation (collectively, the "Balance Sheets") dated December 31, 2006, January 31, 2007, February 28, 2007, March 31, 2007, April 30, 2007,
May 31, 2007, June 30, 2007 and July 31, 2007 (the July 31, 2007 date is sometimes herein referred to as the "Last Balance Sheet Date"), and the related statements of income for the Corporation (collectively, the "Income Statements") for the periods ended December 31, 2006, January 31, 2007, February 28, 2007, March 31, 2007, April 30, 2007, May 31, 2007, June 30, 2007 and July 31, 2007,
copies of which are attached hereto as EXHIBIT 6-C (the Balance Sheets and Income Statements are collectively referred to herein as the "Financial Statements"). The Financial Statements: (i) are in accordance with the books and records of the Corporation; (ii) fairly represent the financial condition of the Corporation at such dates and the results of its operations for the periods specified; (iii) were prepared on a basis consistent with prior accounting periods; (iv) with respect to all contracts and commitments of the Corporation, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to the Balance Sheets, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) of the Corporation at the Last Balance Sheet Date and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on the Balance Sheets, shall be considered to be disclosed pursuant to this subsection, if disclosed on an Exhibit to this Agreement. The Stockholder covenants and agrees to deliver to Buyer, post-Closing, the balance sheet of the Corporation and the related statement of income of the Corporation for the month ended August 31, 2007, promptly following completion of such financial statements by Stockholder but in no event later than September 30, 2007.

          d. Existing Obligations. All of the debts, liabilities and obligations of the Corporation are listed on the Schedule of Liabilities attached hereto as
EXHIBIT 6-D and such schedule accurately reflects all of the Corporation's "Existing Obligations" (as hereinafter defined) as of the Effective Date. The term "Existing Obligations" shall mean and refer to all of the Corporation's debts, liabilities and obligations of any nature (whether absolute, accrued, contingent, or otherwise) on the Effective Date, including but not limited to any and all accounts payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, contractual obligations, etc. By way of illustration and not limitation, Stockholder represents and warrants that that certain Promissory Note payable to Summit Home Respiratory, Inc, in the original principal amount of $500,000, has been paid in full. Stockholder warrants and represents that the aggregate amount of the Existing Obligations is not in excess of Zero Dollars ($-0-) as of the Effective Date. The Stockholder acknowledges that the purchase price for the Shares is based on the accuracy of Stockholder' representations and warranties contained in this Agreement, including but not limited to the Stockholder' representations and warranties contained in this subsection 6.d.

          e. Undisclosed Liabilities. The Corporation has no debt, liability or obligation of any kind (and, to the knowledge of Stockholder, there are no facts in existence as of the Closing Date that could reasonably be expected to result in any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation that would give rise to any debt, liability or obligation), whether accrued, absolute, contingent or otherwise, including without limitation, any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except liabilities incurred after May 31, 2007 in the ordinary course of business that did not, individually or in the aggregate, have a material adverse effect on the Business, assets, results of operations, prospects or condition (financial or otherwise) of the Corporation as of the Closing Date.

          f. Title to the Shares. Stockholder owns good, absolute and marketable title to, and all beneficial interest in, the Shares, which represent all of the issued and outstanding capital stock of the Corporation. Such Shares are (i) validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims and encumbrances, with no defects in title, whatsoever, and (iii) free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws), taxes, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Stockholder is not a party to any option, warrant, purchase right, preemptive right, or other contract or commitment that would require Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Corporation (other than pursuant to this Agreement), except as disclosed on the Schedule of Stockholder Agreements attached hereto as EXHIBIT 6-F. Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Corporation, except as disclosed on the Schedule of Stockholder Agreements attached hereto as EXHIBIT 6-F. All of the option, warrant, purchase right, preemptive right, other contracts, other commitments, voting trusts, proxies and any other agreement or understanding listed on
EXHIBIT 6-F shall be terminated on or before the Effective Date. Stockholder has the complete and unrestricted right, power and authority to sell the Shares pursuant to this Agreement.

          g. Present Status. Except as disclosed on the Schedule of Stockholders, Distributions and Exempted Transactions attached hereto as EXHIBIT 6-G, since May 31, 2007, the Corporation has not made any expenditures nor incurred any obligations or liabilities, except in the ordinary course of business; discharged or satisfied any liens or encumbrances, except in the ordinary course of business; declared or made any payment or distribution to Stockholder or purchased or redeemed any of its common capital stock or agreed to do so; mortgaged, pledged or subjected to lien or encumbrance any of its assets; sold or transferred any assets, except in the ordinary course of business; suffered any damage or loss (whether or not covered by insurance), materially affecting its properties; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.

          h. Tax Returns and Audits. The Corporation or Stockholder has duly filed all Federal, state and local tax returns required to be filed by, or with respect to, the Corporation, and have paid the taxes for all periods covered by such returns, except for the following tax returns which Stockholder covenants and agrees to file, not later than by September 15, 2007, and with respect to which Stockholder covenants and agrees to pay all taxes, deficiencies, late fees, interest, penalties and any other expense or charge related thereto: the Quarterly Sales Tax Returns for the State of Florida, for the calendar quarter ended June 30, 2007, pertaining to the Corporation's St. Petersburg, Florida and Naples, Florida locations (collectively, the "Delinquent Quarterly Sales Tax Returns"). The Corporation has not been delinquent in the payment of any tax, assessment or governmental charge. The Corporation has not had, and, to the knowledge of Stockholder, there are no facts in existence as of the Closing Date that could reasonably be expected to result in, any tax deficiencies proposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax. The Corporation's Federal and State tax returns have never been audited by the Internal Revenue Service or the Department of Revenue of the State of Delaware. Copies of the Corporation's Federal Income tax return for the periods ending March 31, 2005 and March 31, 2006 are attached hereto as
EXHIBIT 6-H. The Corporation is not a party to any tax sharing agreements with Stockholder or any other affiliates. Notwithstanding anything contained in this Agreement to the contrary, the Stockholder shall be liable for and shall pay promptly when due, any taxes of any kind which relate to the operation of the Business prior to the Effective Date. The Stockholder covenants and agrees to deliver to Buyer, post-Closing: (1) the Corporation's Federal Income tax return for the twelve (12) month tax period ending March 31, 2007, promptly after the same is filed with the Internal Revenue Service; and (2) the Delinquent Quarterly Sales Tax Returns, promptly after the same is filed with the State of Florida.

          i. Litigation. Except as disclosed on the Schedule of Litigation and Other Legal Proceedings attached hereto as EXHIBIT 6-I, there are no legal actions, suits, arbitrations, or other legal, administrative, or other governmental proceedings pending or, to the knowledge of Stockholder, threatened against the Corporation, which, if adversely determined, could reasonably be expected to, individually or in the aggregate, materially impair the right of the Corporation to carry on the Business substantially as now being conducted or would result in a material adverse effect on the business, assets, results of operations, prospects or conditions (financial or otherwise) of the Corporation, and Stockholder is not aware of any facts or circumstances which to the knowledge of Stockholder may (with or without notice or lapse of time) reasonably give rise to, serve as a basis for or result in any such action, suit, claim, arbitration, or other proceedings against or involving the Corporation. Notwithstanding anything in this Agreement to the contrary, Stockholder assumes all liabilities of any kind arising from or which in any way relate to any matters involving Debra B. Hermantin and the Corporation, including but not limited to any matters described on EXHIBIT 6-I and described in that certain letter dated March 19, 2007, from the Law Office of Tommy Meyer to Paula Norris, Branch Manager, Arcadia Medical Products, Inc., and any lawsuits, legal proceedings, mediations, arbitrations, events, actions or omissions relating thereto (collectively, the "Threatened Litigation"). By way of illustration and not limitation, the Stockholder, and not Buyer or the Corporation, shall be responsible for and obligated to pay any and all damages, judgments, settlements, legal fees and costs, court costs, costs of appeal and all other claims, damages, expenses and costs of any kind related to the Threatened Litigation or any lawsuit or legal proceeding arising therefrom.

          j. Compliance With Articles, Bylaws and Other Instruments and Laws; Noncontravention. The Corporation is not in violation of its Articles of Incorporation, as amended, its Bylaws, as amended, or of any indebtedness, mortgage, contract, lease or other agreement or commitment. Performance of this Agreement will not violate the Articles of Incorporation, as amended, or the Bylaws, as amended, of the Corporation. The business and operation of the Corporation have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect the Corporation or its properties, assets, businesses or prospects. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the knowledge of Stockholder, violate any constitution, statute, regulation or rule, (ii) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Corporation is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien or encumbrance upon any of its assets). The Corporation does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than notices to Medicare and Medicaid.

          k. Title to Property and Assets. The Corporation has good, absolute and record title to, or a valid leasehold interest in, all property and assets of the Corporation used by the Corporation, located on its premises, shown on the Last Balance Sheet or acquired through the Closing Date, free and clear of all liens, charges, claims and encumbrances of any kind. Set forth on the Schedule of Included Assets attached hereto as EXHIBIT 6-K1 is a true and complete list of all assets of the Corporation used by the Corporation, located on its premises, shown on the Last Balance Sheet and acquired through the Closing Date. The assets of the Corporation also include the corporate name of the business, its current telephone numbers and telefax numbers, its patient list (as more specifically described on EXHIBIT 6-T hereof), its provider numbers (as more specifically described on EXHIBIT 6-U hereof), any websites used by the Corporation, and the following fictitious or assumed names: "ARCADIA H.O.M.E. (which Stockholder represents has active status in the State of Florida under Document Nos. G06076700055, G06072900372, G06072900381 and G060729000356),
"ENCORE RESPIRATORY" (which Stockholder represents has active status in the State of Florida under Document Nos. G060729000364, G06114900347, G06222900044,
G06226900486, G06228900030 and G06221900067), "UNITED HEALTH CARE SERVICES"
(which Stockholder represents has active status in the State of Florida under Document No. G05077900251), and "ALLIANCE OXYGEN & MEDICAL EQUIPMENT" (which Stockholder represents has active status in the State of Florida under Document Nos. G06195900305, G06195900265, G06195900272 and G06195900282). Stockholder has
not received notice from any party that use of the Corporation's corporate name, any of the above fictitious or assumed names, or any logo used by the Corporation is infringing on another's trade name, trademark, or service mark, nor has any person or entity taken or threatened to take any legal action against the Corporation or Stockholder as a result of the use by the Corporation of its corporate name, such fictitious or assumed names or any logo. If requested by Buyer, the Stockholder agrees to: (I) use reasonable efforts to assure that Buyer can utilize such corporate and fictitious or assumed names within the State of Florida; and (II) reasonably assist in the Corporation's defense of any name infringement claim by providing facts known to such Stockholder or otherwise reasonably cooperate with such defense. The assets of the Corporation on the Effective Date shall not include any personal items set forth on the Schedule of Excluded Assets attached hereto as EXHIBIT 6-K2 hereof.

          l. Asset Condition and Quality. All of the properties and assets of the Corporation are free of damage and defects and are not obsolete except as disclosed on the Schedule of Included Assets attached hereto as EXHIBIT 6-K1. All of the properties and assets of Corporation on the Closing Date shall be in good operating condition and repair, reasonable wear and tear excepted and except those assets which are being repaired in the ordinary course of business, and shall conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

          m. Contracts. The Schedule of Contracts attached hereto as EXHIBIT 6-M sets forth a true and complete list of all contracts, agreements and commitments (whether written or oral) to which the Corporation is, directly or indirectly, a party (in its own name or as a successor in interest), or by which the Corporation or any of its properties or assets is otherwise bound, including but not limited to any service agreements, patient agreements, supplier agreements, agreements to lend or borrow money, stockholder agreements, employment agreements, confidentiality agreements, non-disclosure agreements, non-competition agreements and non-solicitation agreements (collectively, the "Contracts"). Neither the Corporation nor, to the knowledge of Stockholder, any other party to any of the Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Contracts, or (ii) has waived any right it may have under any of the Contracts, the waiver of which would have a material adverse effect on the business, assets, results of operations, prospects or condition (financial or otherwise) of the Corporation. All of the Contracts (i) constitute the legal, valid, binding and enforceable obligations of the Corporation, and, to the knowledge of Stockholder, of the other parties thereto, enforceable against the Corporation and, to the knowledge of Stockholder, such other parties in accordance with their respective terms, (ii) do not require any third party consents in anticipation of the execution this Agreement and the consummation of the transactions contemplated hereby, and (iii) will not be terminated or otherwise modified, solely as a result of the consummation of the transactions contemplated hereby.

          n. Leases and Insurance Policies.

               i. The Schedule of Leases and Insurance Policies, attached hereto as EXHIBIT 6-N, sets forth all leases and insurance policies executed by or issued for the benefit of the Corporation. The Corporation has delivered to the
Buyer:

                    A. The original of the leases, with amendments (collectively, the "Leases"), covering all of the leased premises that the Corporation presently occupies (the "Leased Premises");

                    B. The originals of all other leases, with amendments, to which the Corporation is a party; and

                    C. The originals of all fire and other casualty and liability policies (including product liability) of the Corporation in effect at the date of this Agreement (the "Insurance Policies").

     All Insurance Policies are in full force and effect as of the Effective Date and are in amounts and against such losses and risks as are described in such Insurance Policies.

               ii. Stockholder represents and warrants that Stockholder and the Corporation are not in default in the performance of any of their respective obligations under any of the Leases, that none of the Leases is encumbered by any prior transfer, assignment, or any other encumbrance by Stockholder or the Corporation, and that the purchase of the Shares by Buyer from Stockholder does not require that the Corporation, Stockholder or Buyer obtain the written consent of the applicable lessors or landlords of any such Leases, except for the following Leases which Stockholder represents are the only Leases which require the prior written consent of the applicable lessor or landlord as a result of the change in control of the Corporation by virtue of the sale of the Shares to Buyer (the written consents required by such Leases are collectively referred to herein as the "Required Landlord Consents"): (A) that certain Baytec Center Office/Warehouse Lease dated September 27, 2006, between Koll Bren Fund VI, LP, as landlord, and the Corporation, as tenant; and (B) that certain Commercial Lease dated March 10, 2006, between Mary L. Miller and William L. Miller, as landlord, and the Corporation, as tenant.

          o. Intellectual Property. The Corporation owns, possesses and has good title to all trademarks, service marks, service names, patents and licenses necessary in the conduct of the Business.

          p. Records. The books of account, minute books, stock certificate books and stock records of the Corporation are complete and correct in all material respects, and reflect all transactions involving the Business which properly should have been set forth in such books. The Corporation has delivered to Buyer correct and complete copies of its Articles of Incorporation and By-laws, both as amended to date, and will deliver to Buyer on the next business day after the Closing, the books of account, the minutes books, the stock certificate books, the stock records and such other books and records as are necessary for the Buyer to operate the business of the Corporation.

          q. Accounts Receivable. The Corporation has followed in all respects and aspects at all times through the Effective Date, and Stockholder commits to follow in all respects and aspects at all times on and after the Effective Date, all Medicare guidelines and procedures relating to the Corporation's accounts receivable.

          r. Accounts Payable. The information contained on the Schedule of Accounts Payable Data as of August 31, 2007, attached hereto as EXHIBIT 6-R, is accurate and complete. Notwithstanding anything contained in this Agreement or in any Exhibit or Schedule which is a part hereof, Stockholder and Arcadia Resources, Inc. shall be jointly and severally liable for, and shall promptly pay in full when due, all of the Corporation's accounts payable applicable to the operation of the Business prior to the Effective Date, including but not limited to the accounts payable listed on EXHIBIT 6-R.

          s. Personnel; Payrates; Employment and Non-Compete Agreements; and Employee Benefits.

               i. The information contained on the Schedule of Personnel, Payrates and Employment and Non-Compete Agreements, attached hereto as EXHIBIT 6-S1, is accurate and complete, and sets forth a list of all employees of the Corporation, the current salary level of each, whether each such listed employee has in place any employment agreement and whether each such listed employee has in place any confidentiality, non-disclosure, non-compete and/or non-solicitation agreements. There is not pending or, to the knowledge of Stockholder, threatened, nor are there any facts in existence as of the Closing Date that could reasonably be expected to result in, any legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings by any employee against the Corporation, which, if adversely determined, could reasonably be expected to, individually or in the aggregate, materially impair the right of the Corporation to carry on the Business substantially as now being conducted or would result in a material adverse effect on the business, assets, results of operations, prospects or conditions (financial or otherwise) of the Corporation.

               ii. The information contained on the Schedule of Retirement and Other Benefits, attached hereto as EXHIBIT 6-S2, is accurate and complete, and sets forth a description of any plans providing pensions, profit-sharing, insurance benefits, cafeteria plans, SIMPLE plans or any other similar type of fringe benefits to which the Corporation is a party or committed either orally, in writing or by law, or to which provide any benefit to the Corporation or the Corporation's employees, including all employee benefit plans ("Employee Benefit Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), established by the Corporation or to which the Corporation contributes or is or has been required to contribute. The Corporation has never maintained any plan or arrangement for providing medical or non-pension benefits to terminated or retired employees or their dependents. The Employee Benefit Plans and the related trusts comply and have complied in all material respects with the provisions of ERISA and all other applicable laws, rules and regulations, and all necessary governmental approvals for the Employee Benefit Plans have been obtained, including, without limitation, qualification of the Employee Benefit Plans under the Internal Revenue Code of 1986, as amended. The Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA in all material respects. True and complete copies of all reports or other documents filed with the Internal Revenue Service or the Department of Labor with respect to the Employee Benefit Plans have been delivered by the Corporation to Buyer. Since December 31, 1974, no fiduciary of the Employee Benefit Plans has engaged in any "prohibited transaction" (as defined in ERISA), no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to the Employee Benefit Plans and there is no unfunded vested liability with respect to the Employee Benefits Plans, which, in each such case, would result in material liability to the Corporation. The Corporation (and any entity within the same group of trades or businesses under common control, within the meaning of ERISA Section 4001(b)(1), as the Corporation) does not have and has not had a material liability under Title IV of ERISA, which has not been paid in full.

          t. Patient's List. The Patients' List of the Business attached hereto as EXHIBIT 6-T accurately and completely lists all of the patients of the Corporation. The Corporation shall deliver on the Closing Date: (i) all patient documents, correspondence and charts; (ii) all information necessary to properly invoice all services to, to collect any amounts owed from and to provide services to, such patients; and (iii) all certificates of medical necessity pertaining to such patients. All patients of the Corporation who have received pharmacy products or services from the Corporation or from any entity related in any way to Arcadia Resources, Inc., including but not limited to SSAC, LLC d/b/a Arcadia RX, a Florida limited liability company ("Arcadia RX") with pharmacy business operations in the State of Kentucky, are included and listed on the Patients' List of the Business, and the Stockholder and each such entity providing pharmacy products and services has delivered to Buyer not later than the Closing Date, all information necessary to properly invoice all pharmacy products and services to, to collect any amounts owed from and to provide pharmacy products and services to, such patients, including but not limited to original prescriptions (to the extent permitted by applicable law), valid transfers of the remaining refills of all active prescriptions for such patients, and copies of the original physician orders and statements of medical necessity pertaining to such patients; however, Stockholder recommends that Buyer obtain new valid physician orders for those prescriptions filled prior to the Closing Date, and in the event Buyer takes action to obtain such new valid physician orders, the Stockholder and Arcadia RX (in its Non-Competition and Non-Solicitation Agreement) agree to reasonably assist Buyer in the effort. Stockholder agrees not to process any prescriptions for any such patients on and after the Closing Date.

          u. Provider Numbers. The List of Provider Numbers attached hereto as
EXHIBIT 6-U accurately and completely lists all of the provider numbers used by the Corporation.

          v. Real Estate. All of the premises being leased by the Corporation pursuant to the Leases (collectively, the "Leased Premises"), and the use thereof for the Corporation's Business, comply in all material respects with all applicable Federal, state and local laws, ordinances and regulations, including, without limitation, building and zoning laws (to the extent compliance with such building and zoning laws is the responsibility of the Corporation and not the responsibility of the landlord or owner of any of the Leased Premises) and OSHA regulations, and neither the Corporation nor Stockholder has received any notice from any governmental authority or any insurance rating bureau that the Leased Premises or the use thereof for the Corporation's business do not so conform. All rent and other charges owed by the Corporation with respect to the Leased Premises for all periods prior to the Closing Date have been paid in full.

          w. Environmental Matters. To the knowledge of Stockholder, the real property on which each of the Leased Premises are located (including surface water, groundwater, and any existing improvements) do not contain any asbestos, material amounts of waste or debris, or contamination in excess of permissible levels under applicable law, including, without limitation: (i) any 'hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (iii) any substance the presence of which is prohibited or regulated by any Federal, state or local law, ruling, rule or regulation similar or dissimilar to those set forth in this Section 6.w, other than such products as are used in the Corporation's Business in the ordinary course thereof.

          x. Brokers. Stockholder and Buyer agree that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between Buyer and Stockholder without the intervention or assistance of any party (other than to provide accounting or legal counsel), except for Steven Richards & Associates, Inc. No party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee or other compensation relative to this Agreement or the transactions contemplated hereby, except for the SRA Commission Obligation due Steven Richards & Associates, Inc. at Closing (which SRA Commission Obligation does not include any commission payable by Stockholder to Steven Richards & Associates, Inc. upon the payment and release of any portion of the Contingent Cash Consideration to Stockholder). Stockholder authorizes Buyer to deliver to Steven Richards & Associates, Inc., via a wire transfer pursuant to wire transfer instructions delivered to Buyer by Steven Richards & Associates, Inc., the amount of the SRA Commission Obligation, which payment is to be deducted from the Cash Consideration payable pursuant to Section 3.a hereof.

          y. Absence of Certain Changes or Events. Since May 31, 2007, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations or prospects of the Corporation other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with all other such changes) been materially adverse.

          z. Adverse Business Developments. Neither the Corporation nor any Stockholder has received, either orally or in writing, any notice of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payer reimbursement method, practice or allowance as to any business activity engaged by Corporation, nor has the Corporation or any Stockholder received nor been threatened with any claim for refund in excess of $500 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Adverse Business Developments attached hereto as EXHIBIT 6-Z.

          aa. Disclosure. No representation or warranty by Stockholder or the Corporation in this Agreement or in any Exhibit hereto contains or will contain as to the applicable representation and warranty any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, in light of the circumstances in which it was made, not misleading.

     7. Representations and Warranties by the Buyer. The Buyer represents and warrants to the Stockholder that each of the following representations and warranties is true and correct as of the Effective Date and again as of the Closing Date:

          a. Organization of the Buyer. Buyer is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and has full power and authority to consummate the transactions contemplated by this Agreement. Buyer has all requisite corporate right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

          b. Authorization; Consents; Valid and Binding Obligation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized and approved by all necessary corporate action on behalf of the Buyer. No approvals, authorizations or consents are necessary to permit the Buyer to enter into this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) to the knowledge of the

Buyer violate any constitution, statute, regulation or rule, (B) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or, any provision of the Buyer's charter or bylaws, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          d. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between the Buyer and Stockholder without the intervention or assistance of any party (other than to provide accounting or legal counsel), except for Steven Richards & Associates, Inc. No Party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee, or unless specified herein, any other compensation relative to this Agreement or the transactions contemplated hereby, except for commissions due Steven Richards & Associates, Inc., which commissions shall be paid for by the Stockholder and not by Buyer or the Corporation.

          e. Disclosure. No representation or warranty by the Buyer in this Agreement contains or will contain as to the applicable representation and warranty any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein contained, in light of the circumstances in which it was made, not misleading.

          f. Characteristics of the Shares.

               i. Investment. The Shares that Buyer is acquiring hereunder are being acquired for Buyer's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof for the purposes of the Securities Act.

               ii. Securities Not Registered. The Buyer understands that the Shares have not been registered under the Securities Act on the ground that the issuance of such securities hereunder is exempt from registration under the Securities Act and that Stockholder's reliance on such exemption is predicated on Buyer's representations set forth in this Section 7.f.

               iii. Restricted Nature of Stock. Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

     8. Certain Stockholder Covenants Through the Closing Date; Certifications of Stockholder at Closing.

          a. Certain Stockholder Covenants Through the Closing Date. From May 31, 2007 until the Closing Date, the Stockholder: (i) used its best efforts to conduct the Business in a reasonable and prudent manner in accordance with past practices; (ii) did not cause or permit the Corporation to engage in any transactions out of the ordinary course of business; (iii) used its best efforts to preserve the existing business organization of the Corporation and the Corporation's relations with its employees, patients, franchisers, suppliers and others with whom it has a business relationship; (iv) used its best efforts to preserve and protect the assets of the Corporation; (v) did not cause or permit the Corporation to sell, encumber or dispose of any of its assets, except such as are retired or replaced in the ordinary course of business; (vi) caused the Corporation to conduct its business in compliance with all applicable laws and regulations; (vii) did not cause or permit the Corporation to make any distributions to Stockholder, or make either interest or principal payments on stockholder or related party notes or loans, or make any other withdrawals other than in the ordinary course of business, unless disclosed to and approved by the Buyer; (viii) did not cause or permit the Corporation to pay any bonuses or make any salary or wage increases to employees of the Corporation, unless disclosed to and approved by the Buyer; and
(ix) took no actions, nor caused or permitted the Corporation to take any actions, which might be materially adverse to the interests of the Stockholder, the Buyer, or the Business.

          b. Certifications of Stockholder At Closing. Stockholder hereby certifies that, during the period from May 31, 2007 through the Closing Date:

          i. There has been no material deterioration or other material adverse affect to the Shares being acquired nor the net worth of the Business, and that there has been no material adverse change in the financial affairs of the Corporation which has not been disclosed in writing to the Buyer prior to the Closing Date and that none is anticipated subsequent to the Closing Date.

          ii. Corporation has all permits, licenses, consents, certificates and approvals required by all Federal, state and local governmental agencies to operate its respective businesses and to use its respective assets for the intended purposes of such assets, except that certain of the Corporation's applications for provider numbers are pending as disclosed on an exhibit to this Agreement.

          iii. Except as disclosed in the exhibits hereto, there are no management, service, supply, maintenance or other contracts or agreements which are applicable to or affect the assets of the Corporation or the operation of the Business.

     9. Conditions Precedent to Closing by Stockholder. The obligation of the Stockholder to sell the Shares to Buyer is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          a. Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date, shall have been complied with and performed; and

          b. Representations and Warranties. The representations and warranties of the Buyer in Section 7 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement; and

          c. Payment of Cash Consideration At Closing. The Buyer has made the payment of Cash Consideration required to be made as of the Closing Date under
Section 3.a hereof; and

          d. Consents. Stockholder shall have received the approval of the Stockholder's Board of Directors; and

          e. Legal Opinion. The Stockholder shall have received from counsel to Buyer, an opinion in form and substance as set forth in EXHIBIT 9-E attached hereto, addressed to the Stockholder, and dated as of the Closing Date; provided, however, in the event the legal opinion required by Section 10.c is not delivered at Closing, legal counsel to Buyer may deliver such legal opinion to Stockholder post-Closing promptly after the legal opinion required by Section 10.c is delivered to Buyer; and

          f. Indemnification Agreement. Buyer shall have executed an Indemnification Agreement substantially in the form attached hereto as EXHIBIT 9-F, and Buyer shall have caused to be delivered to Stockholder at Closing, executed originals of such Indemnification Agreement; and

          g. Other Actions and Instruments. All other actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby shall have been undertaken, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance satisfactory to Stockholder, shall have been received.

     10. Conditions Precedent to Closing by the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          a. Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by the Stockholder and the Corporation on or before the Closing Date, shall have been complied with and performed; and

          b. Representations and Warranties. The representations and warranties of the Stockholder in Section 6 shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. There shall have been no materially adverse change in the financial condition of the Corporation; and

          c. Legal Opinion. The Buyer shall have received from counsel to Stockholder and the Corporation, an opinion in form and substance as set forth in EXHIBIT 10-C attached hereto, addressed to the Buyer, and dated as of the Closing Date; provided, however, legal counsel to the Stockholder and the Corporation may deliver such legal opinion to Buyer post-Closing but in no event later than by September 15, 2007; and

          d. Non-Competition and Non-Solicitation Agreements. Stockholder, Arcadia Resources, Inc., a Nevada corporation, Beacon Respiratory Services of Georgia, Inc., a Delaware corporation, Beacon Respiratory Services of Colorado, Inc., a Delaware corporation, Beacon Respiratory Services of Alabama, Inc., a Delaware corporation, and SSAC, LLC d/b/a Arcadia RX, a Florida limited liability company with pharmacy business operations in the State of Kentucky shall each have entered into a non-competition and non-solicitation agreement substantially in the applicable form attached hereto as EXHIBIT 10-D, and Stockholder shall have caused to be delivered to Buyer at Closing, executed originals of each such agreement; and

          e. Employment Agreements and Non-Competition and Non-Solicitation Agreements. Timothy Beach and Stuart Christensen shall each have entered into an Employment Agreement and a Non-Competition and Non-Solicitation Agreement substantially in the applicable forms attached hereto as EXHIBIT 10-E, and Stockholder shall have caused to be delivered to Buyer at Closing, executed originals of each such agreement; and

          f. Guaranty Agreement. Arcadia Resources, Inc. shall have executed a guaranty agreement substantially in the form attached hereto as EXHIBIT 10-F, and Stockholder shall have caused to be delivered to Buyer at Closing, executed originals of such guaranty agreement; and

          g. Resignations. Each of the officers and directors of the Corporation shall have executed resignations substantially in the forms attached hereto as
EXHIBIT 10-G; and

          h. Required Landlord Consents. The Buyer shall have received the Required Landlord Consents, in form and substance satisfactory to Buyer, executed by the applicable lessors or landlords, provided, however, that, at the election of the Stockholder, Stockholder may deliver such executed Required Landlord Consents to Buyer post-Closing but not later than by September 30, 2007; and

          i. Consents. The Buyer has received approval of Buyer's Board of Directors; and

          j. Consummation of Asset Purchase Transaction. Allcare, Inc., a Colorado corporation, and wholly-owned subsidiary of the Buyer, shall have consummated and closed on its purchase of substantially all of the assets of Beacon Respiratory Services of Colorado, Inc., a Delaware corporation; and

          k. Other Actions and Instruments. All other actions to be taken by Stockholder and Corporation in connection with consummation of the transactions contemplated hereby have been undertaken, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance satisfactory to the Buyer, have been received.

     11. Survival.

          a. Representations and Warranties. The representations and warranties of Stockholder and the Buyer contained and made pursuant to this Agreement shall survive the Closing of this Agreement for a period of three (3) years from the Closing Date, except that the representations by Stockholder as to the capitalization and long term indebtedness of the Corporation set forth in
Section 6.b hereof, the representation by Stockholder as to its title to the Shares set forth in Section 6.f hereof, and the representations, warranties and covenants of the Stockholder regarding accounts receivable of the Corporation set forth in Section 6.q hereof, shall survive the execution and consummation of this Agreement for an indefinite period, and except that the representation by Stockholder as to taxes, as set forth in Section 6.h, shall survive the execution and consummation of this Agreement until any statute of limitations applicable to such representation or warranty lapses.

          b. Post-Closing Covenants. The post-closing covenants of Stockholder, the Corporation and the Buyer contained and made pursuant to Section 12 of this Agreement shall survive the execution of this Agreement and continue in full force and effect.

     12. Post Closing Obligations.

          a. Section 338(h)(10) Election.

               i. Stockholder shall join with Buyer in making an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding election under state, local or foreign tax law) with respect to the purchase of the Shares by Buyer (the "Section 338(h)(10) Election"). Any Tax imposed on the Corporation or Stockholder as a result of the
Section 338(h)(10) Election shall be the responsibility of and be paid by Stockholder. Stockholder further will be responsible for preparing and filing, and paying any tax liability relating to, all income or franchise tax returns relating to periods ending on or before the Effective Date.

               ii. Buyer, Corporation and Stockholder agree that the Purchase Price and the liabilities of Corporation (plus other relevant items) will be allocated to the assets of the Corporation for all purposes (including tax and financial accounting) in accordance with the agreed upon allocation to be set forth in EXHIBIT 3-H hereof, which allocation shall be binding upon Stockholder. Buyer, the Corporation and Stockholder will file all tax returns (including amended returns and claims for refund), information reports and other forms in a manner consistent with such allocation.

          b. Payment of Taxes; Preparation and Filing of Tax Returns. In the event that a deficiency is finally determined in the amount of Federal or state or local tax payable by the Corporation, which deficiency relates to periods ending on or before the Effective Date, then, in that event, Stockholder agrees to be responsible for the payment of, and shall pay, promptly upon final determination that such payment is due, such deficiency and any interest and penalties thereon. In the event that a tax refund is received, which tax refund relates to periods ending on or before the Closing Date, then, in that event, Stockholder shall be entitled to such tax refund and the Buyer agrees to have the Corporation endorse and deliver such tax refund to Stockholder promptly upon receipt thereof. Stockholder agrees that the Buyer shall not be liable for any income taxes (and associated interest and penalties), net of tax benefits received, of the Corporation payable or incurred by Corporation through the Effective Date. Stockholder shall be responsible for preparing, filing and paying taxes due on the Form 1120 to be filed for the tax year period ended March 31, 2007, and for the short period between April 1, 2007 and the Effective Date, and the Corporation shall be responsible for preparing, filing and paying taxes due on the Form 1120 to be filed for the short period from the Effective Date through March 31, 2008. The Buyer and Stockholder will cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of tax returns, and any audit, litigation, or other proceeding with respect to the corporate taxes. Buyer will not, without Stockholder's prior written consent, amend any tax returns of the Corporation for any periods prior to the Effective Date, including the Form 1120 to be filed for the tax year ended March 31, 2007, and for the short period between April 1, 2007 and the Effective Date ("Prior Period Tax Returns"). If Buyer files any amendments to Prior Period Tax Returns without the prior written consent of the Stockholder, then Buyer shall be responsible for any and all costs and expenses relating thereto, including costs of defending any audit, litigation, or other proceedings with respect to the taxes, and the costs of paying any additional taxes or assessments (including penalties and interest) relating to such amended tax returns, and hereby agrees to indemnify Stockholder from and against all liability, and attorney's fees with respect to such amended returns in accordance with the provisions of Section 13 of this Agreement.

          c. No Further Claims. Stockholder acknowledges that there remain no amounts due and owing by the Corporation to Stockholder, whether or not accrued as of the Closing Date, and releases any claims it may have against the Corporation for any further payments or obligations.

          d. Co-Marketing Agreement. During the ninety (90) day period immediately following the Closing Date, the Buyer agrees to review a reasonable co-marketing agreement proposal submitted to Buyer by Arcadia Resources, Inc. during such period and, if the stated terms of such proposal are acceptable to Buyer and are consistent with Buyer's business objectives, to thereafter negotiate in good faith with Arcadia Resources, Inc. in an effort to determine whether a mutually acceptable co-marketing agreement can be reached. Any obligations of Buyer under this subsection shall terminate if agreement cannot be reached by the end of such ninety (90) day period or if any such proposal submitted by Arcadia Resources, Inc. contains unreasonable terms and conditions or if Arcadia Resources, Inc. at any time fails to negotiate with Buyer in good faith.

     13. Indemnification; Remedies.

          a. Indemnification by Stockholder. Stockholder shall and hereby agrees to indemnify, defend and hold harmless at all times, the Buyer, the Corporation and each of their respective successors and assigns, as to and against any Damages (as hereinafter defined) resulting from: (i) any inaccurate representation made by Stockholder in or under this Agreement; (ii) breach of any representations or warranties made by Stockholder in or under this Agreement; (iii) breach or default in the performance by Stockholder or the Corporation of any of the covenants to be performed by Stockholder or the Corporation hereunder; and (iv) any Pre-Closing Liabilities.

          b. Indemnification by the Buyer. The Buyer shall and hereby agrees to indemnify, defend and hold harmless at all times Stockholder and its successors and assigns, as to and against any Damages resulting from: (i) any inaccurate representation made by the Buyer in or under this Agreement; (ii) breach of any representations or warranties made by Buyer in or under this Agreement; (iii) breach or default in the performance by the Buyer of any of the covenants to be performed by the Buyer hereunder; and (iv) any claim, debt, liability or obligation of the Corporation of any kind arising on or after the Closing Date which pertains to any actions, omissions, debts, liabilities, obligations, facts and events, of the Corporation, created or arising after the Closing Date.

          c. Definitions.

               i. Damages. The term "Damages" as used herein, shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, penalties and damages, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof, to the extent not paid by insurance. The term "Damages" shall also include, but not be limited to, any Liabilities Deficiency, Subsequent Event Deficiency and/or Contingent Liability, as defined in Section 4 hereof, to the extent not paid by offsets made against the Contingent Cash Consideration pursuant to Section 4 hereof and to the extent not paid by insurance. If any of the Damages are covered by any insurance policies maintained by the Corporation, either before or after Closing (including the general liability occurrence policy currently maintained by the Corporation), Buyer shall cause the Corporation to make a claim on such insurance in connection with any indemnity claim but no such requirement to make such claim for insurance shall delay, hinder, avoid or prevent Buyer from asserting or pursuing any indemnification claim against the Stockholder pursuant to this Section 13 and to recover Damages from the Stockholder.

               ii. Pre-Closing Liabilities. The term "Pre-Closing Liabilities" as used herein shall mean (A) any claim, debt, liability or obligation of the Corporation of any kind (whether known or unknown, accrued, absolute, contingent or otherwise) which becomes known, is uncovered or arises on or after the Closing Date but which pertains to any actions, omissions, debts, liabilities, obligations, or, to the extent occurring before the Closing Date, facts and events, of the Corporation, created or arising before the Closing Date, and (B) any claim against the Corporation for liability which pertains to or arises from services provided by the Corporation prior to the Closing Date, except, as to
(A) and (B): (a) liabilities incurred after the Last Balance Sheet Date in the ordinary course of business that did not, individually or in the aggregate, have a material adverse effect on the Business, assets, results of operations, prospects or condition (financial or otherwise) of the Corporation as of the Closing Date; and (b) liabilities and obligations the responsibility for which has been specifically addressed by the Parties in this Agreement.

          d. Remedies.

               i. Buyer's Remedies. In the event Buyer makes written request to Stockholder for the payment of Damages and Stockholder fails to make the requested payment within thirty (30) days from the date of delivery of such written request (said thirty (30) day period hereinafter referred to as the "Stockholder Notice Period"), Buyer shall have the right, in the exercise of its sole discretion, to either (I) make offset against the Contingent Cash Consideration pursuant to Section 3.b hereof; or (II) require Stockholder to pay Buyer the full amount of such Damages in cash within the twenty (20) day period following the applicable Stockholder Notice Period (and Stockholder shall be liable for such amount and for the payment of such amount in full during such period); provided, however, that Stockholder shall have the option of disputing the validity of the claim or liability giving rise to the Damages (the "Stockholder Disputed Claim") by providing written notice to Buyer of such dispute within the Stockholder Notice Period. The dispute between Buyer and Stockholder shall be settled by arbitration pursuant to Section 13.e hereof. In the event Stockholder accepts responsibility for a Stockholder Disputed Claim involving a third party but desires to contest such Stockholder Disputed Claim and assume all responsibility for the ultimate outcome thereof, Stockholder shall defend the Stockholder Disputed Claim pursuant to Section 13.f hereof and shall be liable to Buyer for any and all Damages resulting therefrom.

               ii. Stockholder' Remedies. In the event Stockholder make written request to Buyer for the payment of Damages and Buyer fails to make the requested payment within thirty (30) days from the date of delivery of such written request (said thirty (30) day period hereinafter referred to as the "Buyer Notice Period"), Stockholder shall have the right to require Buyer to pay Stockholder the full amount of such Damages in cash within the twenty (20) day period following the applicable Buyer Notice Period (and Buyer shall be liable for such amount and for the payment of such amount in full during such period); provided, however, that Buyer shall have the option of disputing the validity of the claim or liability giving rise to the Damages (the "Buyer Disputed Claim") by providing written notice to Stockholder of such dispute within the Buyer Notice Period. The dispute between Buyer and Stockholder shall be settled by arbitration pursuant to Section 13.e hereof. In the event Buyer accepts responsibility for a Buyer Disputed Claim involving a third party but desires to contest such Buyer Disputed Claim and assume all responsibility for the ultimate outcome thereof, the Buyer shall defend the Buyer Disputed Claim pursuant to
Section 13.f hereof and shall be liable to Stockholder for any and all Damages resulting therefrom.

          e. Arbitration. In the event settlement of a Buyer Disputed Claim or Stockholder Disputed Claim (a "Dispute") is required to be resolved by arbitration, such arbitration shall be commenced by written notice from the party claiming such Dispute to the other party that such party has elected to have such Dispute settled by arbitration. Any Dispute shall be settled by arbitration in Orlando, Florida and judgment upon the award rendered may be entered in any court having jurisdiction thereof, under the then current Commercial Arbitration Rules (whereby if three arbitrators are to be selected, each of the Parties selects one and the arbitrators so selected choose the third) of the American Arbitration Association ("the Association"). The arbitration shall be held at a mutually agreeable location in Orlando, Florida and conducted by a panel of three (3) arbitrators (if the amount in dispute exceeds $100,000) or by a single arbitrator (if the amount in dispute is equal to or less than $100,000). Not later than ten (10) days after the delivery of a written notice of a Dispute, the parties shall submit the matter to the Association. Not later than ten (10) days after the arbitrator(s) are appointed, the arbitrator(s) shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than thirty (30) days after the arbitrator(s) are appointed. The arbitrator(s) shall issue his, her or their award in writing no later than twenty (20) calendar days after the conclusion of the hearing. In the event the Dispute which is the subject of the arbitration involves a claim by a third party, the party or parties against whom the claim was made shall be responsible for taking sufficient legal action to protect such party's interest until such time as the arbitrator(s) shall have decided which of Buyer or Stockholder is the responsible party. Immediately upon the responsible party being determined by the arbitrator(s), the responsible party shall take control of resolving the claim pursuant to Section 13.f hereof and shall reimburse the other party for any reasonable expenses incurred by such party prior to taking such control.

          f. Right to Defend. In the event a party hereto elects to take responsibility for defending either a Stockholder Disputed Claim or Buyer Disputed Claim pursuant to Section 13.d hereof, such party (the "Indemnifying Party") shall defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense, and the other party (the "Indemnified Party") must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense (but shall keep the Indemnified Party informed as to the progress of the case and, if requested by the Indemnified Party, shall consult with the Indemnified Party as to the defenses intended to be asserted, the litigation strategies intended to be implemented and the settlement terms intended to be offered) unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event both the Indemnifying Party and Indemnified Party are parties to the action, the Indemnifying Party shall take immediate steps to attempt to have the applicable arbitor dismiss Indemnified Party from such action. If the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any monetary compromise or settlement thereof and recover the entire cost thereof from the Indemnifying party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise.

     14. Expenses. The Buyer and Stockholder will each be solely responsible for and shall bear all of its own respective costs and expenses, including, without limitation, expenses of legal counsel, accountants and other advisers, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated thereby, and no such fees of Stockholder or the Corporation shall be borne or accrued by the Corporation.

     15. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, or any provisions may be waived by an instrument in writing executed by the Buyer and Stockholder, or either of them in the case of a waiver.

     16. Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any right created hereby shall be assignable by Stockholder or the Buyer without the prior written consent of the other, except for an assignment incident to a merger, consolidation or reorganization. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties hereto and their successors, any rights or remedies under or by reason of this Agreement.

     17. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment thereto, or any documents contemplated hereby.

     19. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

     20. Parties In Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Buyer and Stockholder, and their respective successors and permitted assigns.

     21. Integrated Agreement; Exhibits. This Agreement constitutes the entire agreement between the Parties hereto, supersedes any prior understandings, agreements or representations of the Parties and there are no agreements, understandings, restrictions, warranties, or representations between the Parties, written or oral, other than those set forth herein or herein provided for. All of the Exhibits referenced in this Agreement are incorporated into this Agreement by such reference thereto and made a part hereof.

     22. Choice of Law and Venue. It is the intention of the Parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties, without giving effect to any choice or conflict of law provision or rule. Any action involving or relating to this Agreement shall be brought in the state court of appropriate jurisdiction sitting in Orange County, Florida.

     23. Notices. All notices, payments, demands and requests from one Party to the another, made pursuant to this Agreement or the transactions contemplated hereunder, shall be in written form and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized next-day business couriers, or by fax and followed by hard copy, at the following addresses:

          As to Stockholder:   Arcadia Products, Inc.
                               c/o Arcadia Resources, Inc.
                               26777 Central Park Blvd.
                               Southfield, MI 48706
                               Attn: Marvin R. Richardson
                               Fax No.: 317-773-1218

          With copy to:        Gene H. Hennig, Esq.
                               Gray Plant Mooty
                               500 IDS Center
                               80 South Eighth Street

                               Minneapolis, Minnesota 55402
                               Fax No.: 612-632-4202

          As to the Buyer:     Aerocare Holdings, Inc.
                               3325 Bartlett Blvd.
                               Orlando, Florida 32811
                               Attn: Stephen P. Griggs
                               Fax No.: 407-206-0010

          With copy to:        Thomas A. Simser, Jr., Esq.
                               Thomas A. Simser, Jr., P.L.
                               P.O. Box 1360
                               Hernando, Florida 34442-1360
                               Fax No.: 407-386-6552

     Notice shall be effective (i) if by registered or certified mail, or overnight next-day business couriers, three (3) days after deposit in the U.S. mail or with such courier, (ii) if by fax, upon confirmation of successful transmission of such notice, (iii) if by personal delivery, upon such delivery, and (iv) if by any other permitted means, upon receipt. In the event that any of the named Parties desire to receive notice at another address, it shall be their responsibility to notify all of the other Parties, in writing, of the new address.

     24. Further Assurances. From time to time hereafter and without further consideration, each of the Parties shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such other actions as any of the other Parties may reasonably request in order to more effectively consummate the transactions contemplated hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of the Parties' respective obligations hereunder for the purposes of this Agreement. The Parties understand that, after the Closing, Stockholder may inadvertently receive checks, wire transfers or other deliveries of monies, which are the property of the Corporation. Stockholder agrees to remit such monies to the Corporation promptly after receipt.

     25. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     26. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The words "to the knowledge of" or words of similar effect and import, shall mean and include such knowledge of facts and circumstances as would reasonably be known to a reasonably diligence and prudent person carrying out the director, officer and/or employee duties of any such positions held by the person making such representation or, if such representation is being made on behalf of a corporation or other business entity, such corporation or other business entity shall be deemed to have knowledge of such facts and circumstances actually known by, or which should have reasonably been known by, any member of its board of directors or any of its executive officers.

     27. Limitation of Stockholder's Liability. The Parties acknowledge and agree that notwithstanding anything contained within this Agreement to the contrary, in no event shall the aggregate liability of the Stockholder for any and all losses, Damages (as defined in this Agreement or otherwise), claims or other amounts that Buyer may incur or suffer, which arises, results from, or relates to this Agreement or any schedule, exhibit, document, agreement or instrument furnished or to be furnished by the Stockholder in connection with this Agreement or any of the transactions contemplated by this Agreement, whether based in contract, tort or otherwise, exceed, in the aggregate, Six Million Five Hundred Thousand Dollars ($6,500,000); provided that the preceding shall not apply to any such losses, Damages, claims or other amounts arising or resulting from fraud or intentional misrepresentation of the Stockholder.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

Signed, sealed and delivered            ARCADIA PRODUCTS, INC., a
in the presence of:                     Delaware corporation


                                        By: /s/ Marvin R. Richardson
-------------------------------------       ------------------------------------
                                            Marvin R. Richardson, President

-------------------------------------   Date Executed: September 10, 2007

                                                      "Stockholder"


                                        AEROCARE HOLDINGS, INC., a
                                        Delaware corporation


                                        By: /s/ Stephen P. Griggs
-------------------------------------       ------------------------------------
                                            Stephen P. Griggs, Chairman of
                                            the Board, President and CEO

-------------------------------------   Date Executed: September 10, 2007

                                                         "Buyer"

                                INDEX TO EXHIBITS

                        BEACON RESPIRATORY SERVICES, INC.

EXHIBIT   DESCRIPTION
-------   -----------
3-A       Schedule of Wire Instructions

3-H       Allocation Schedule (forms required under Section 338(h)(10)) [TO BE
          PREPARED AND DELIVERED POST-CLOSING]

6-A       Officers and Directors of the Corporation

6-B       Certain Distributions

6-C       Financial Statements

6-D       Schedule of Liabilities

6-F       Schedule of Stockholder Agreements

6-G       Schedule of Stockholders, Distributions and Exempted Transactions

6-H       Tax Returns

6-I       Schedule of Litigation and Other Legal Proceedings

6-K1      Schedule of Included Assets

6-K2      Schedule of Excluded Assets

6-M       Schedule of Contracts

6-N       Schedule of Leases and Insurance Policies

6-R       Schedule of Accounts Payable Data

6-S1      Schedule of Personnel, Payrates and Employment and Non-Compete
          Agreements

6-S2      Schedule of Certain Retirement and Other Benefits

6-T       Patients' List of the Business

6-U       List of Provider Numbers

6-Z       Schedule of Adverse Business Developments

EXHIBIT   DESCRIPTION
-------   -----------
9-E       Legal Opinion of Buyer's Counsel [TO BE DELIVERED POST-CLOSING
          PROMPTLY AFTER DELIVERY OF THE LEGAL OPINION OF STOCKHOLDER'S AND
          CORPORATION'S COUNSEL]

9-F       Indemnification Agreement of Aerocare Holdings, Inc.

10-C      Legal Opinion of Stockholder's and Corporation's Counsel [TO BE
          DELIVERED POST-CLOSING]

10-D      Forms of Non-Competition and Non-Solicitation Agreements of Arcadia
          Products, Inc., Arcadia Resources, Inc., Beacon Respiratory Services of Colorado, Inc., Beacon Respiratory Services of Georgia, Inc.,
          Beacon Respiratory Services of Alabama, Inc., and SSAC, LLC d/b/a
          Arcadia RX

10-E      Forms of Employment Agreements and Non-Competition and Non-
          Solicitation Agreements of Timothy Beach and Stuart Christensen

10-F      Form of Guaranty Agreement of Arcadia Resources, Inc.

10-G      Forms of Resignations of All Officers and Directors of the Corporation